Exhibit 99.2

STITCHER SALE INVESTOR CALL
July 13, 2020

Carolyn

Thank you, operator. Good morning everyone and thank you for joining us for a discussion of The E.W. Scripps Company’s sale of its Stitcher podcasting business to SiriusXM. You can visit scripps.com for more information and a link to the replay of this call.

A reminder that our conference call and webcast include forward-looking statements and actual results may differ. Factors that may cause them to differ are outlined in our SEC filings. The COVID-19 pandemic enhances the uncertainty of forward-looking statements we make about our operations and financial condition. We do not intend to update any forward-looking statements we make today.

We’ll hear today from Scripps President and CEO Adam Symson and CFO Lisa Knutson.

Also on the call are National Media EVP Laura Tomlin and Controller and Treasurer Doug Lyons.

Now here is Adam.

ADAM:

Good morning everyone, and thank you for joining us.

This morning we’ll update you on a few important developments in the Scripps story - focusing mostly on the announcement we made that we are selling Stitcher to SiriusXM for 325 million dollars.

Late last week, we were also notified that Mission Broadcasting was exercising Nexstar’s option to buy our New York CW affiliate WPIX. As you’ll recall, that option was a part of our purchase of the Nexstar/Tribune divestitures last year. In a few moments, Lisa will provide you some additional context on the positive financial impact of that deal. And finally, we’ll use this opportunity to give you an update on the business.

We’ll start with the big news - the successful sale of Stitcher. The purchase price of $325 million dollars represents a multiple of 4.5 times 2019 Stitcher revenue, which reflects the significant value Scripps has created since we entered podcasting five years ago.

We began exploring strategic options for Stitcher early this past winter for two reasons. One, because we always consider how best to create shareholder value, and two, because we had come to believe that Stitcher and its employees would be best positioned to continue its growth trajectory as a part of a larger audio-focused company.

In this transaction with SiriusXM, I am pleased we’ve accomplished both objectives.

The announcement this morning shows again that at Scripps, we are committed to doing what we said we would do, balancing near-term results with long-term value creation.

For as long as this company has been around, we have been buying and building businesses that capitalize on consumers’ changing media habits. And as I have said on our previous investor calls, we’re comfortable unlocking value by spinning them off, selling them or continuing to grow them organically in order to benefit the enterprise. In every scenario, we focus on maximizing the return on invested capital.

Scripps was an early entrant to the podcasting industry with the purchase of Midroll Media for $55 million in 2015. Back then, only 17 percent of Americans listened to a podcast at least monthly. We saw the opportunity in podcasting because we tracked the development in technology, studied shifts in consumer behavior, and early on, recognized the power of the medium to satisfy both audiences and advertisers. And today, more than one in three Americans listens to a podcast at least monthly. Other large media companies are now following our lead in recognizing the value of the podcast industry as well.

In 2016, Scripps purchased the Stitcher podcast-listening app for $4.5 million - a small price for a widely distributed platform with high consumer name recognition. A few years later, we re-branded the whole company Stitcher, retaining the name Midroll for the advertising rep firm portion of the business. Today the Stitcher company includes three distinct podcast business lines: Midroll, which sells advertising for podcast producers; owned-and-operated podcast networks such as Earwolf; and the Stitcher listening platform.

Under Scripps’ ownership, Stitcher’s revenue grew at a CAGR of 52 percent from 2016 to 2019. It has significantly expanded its catalog of owned and operated shows and has formed long-standing and successful partnerships with celebrities and top talent including Conan O’Brien, Oprah Winfrey and the hosts of top-performing shows including Levar Burton Reads and Office Ladies. It has grown the listening platform’s use, including through in-car systems and at-home devices, and developed the ad-free Stitcher Premium subscription service. For several years, we’ve been telling you that Stitcher’s growth strategy has been fostered by necessary investments through the P&L. Today’s sale validates our thesis with an impressive cash-on-cash return of more than 2 times.

The successful sale of Stitcher is a strong reinforcement of our national media strategy. As I said, this strategy includes a number of paths to value creation - exits and spinoffs and of course organic growth. At the Katz networks, which we bought in 2017, we realized record 30 percent revenue growth in both the first quarter and the fourth quarter of 2019. And we expect continued margin expansion at Katz as we move past the pandemic and its business disruptions, and further establish Court TV. We have grown Newsy’s revenue at a CAGR of 108 percent since it launched on OTT, and we were moving it into profitability this year, pre-COVID. And, Triton continues to deliver solid revenue growth and the highest margins of the segment. We remain firmly committed to these businesses, and to the promise that lies ahead in over the top and over the air television as well as digital audio.

For nearly three years, we have been telling you that this management team is committed to improving the company’s short-term operating performance while creating long-term value. We have been successfully delivering on these promises. In 2019, we more than doubled the size of our local media portfolio and grew to be the fourth-largest independent local broadcaster. Our station group today is more effective, more efficient and operating with greater durability. We expanded our portfolio ahead of the opportunity we knew we’d have to renegotiate 40 percent of our retrans subs this year, and ahead of what we suspected would be a contentious and profitable 2020 election.

Despite the impact of COVID-19, I can affirm again our investment thesis on both fronts. We have now successfully completed the second of our three MVPD renewals this year…and I am very pleased with the results. On political, our expectations for the 2020 political ad season are high, now even higher than they were just months ago, bolstered by the breadth and depth of our station footprint in key battleground states. Even with a global pandemic, 2020 should affirm our enterprise-wide strategies that are creating an even more valuable Scripps.

Let me turn briefly to the sale of WPIX. As you know, when we acquired the Nexstar/Tribune divestitures a year ago and doubled the size of our portfolio, we acquired CW affiliate WPIX, with Nexstar reserving the option to purchase it back for a pre-negotiated price. So this morning’s announcement should not come as a surprise. It has been our privilege to own the station for the last year as we’ve navigated these challenging times, serving the people of the greater New York market. I’d like to thank the leadership of WPIX and all of its employees. It has been a pleasure having you as part of the Scripps family, and we will continue to run the station as we have until we turn over the license.

Now Lisa will share the financial details of our transactions and the benefits to our debt profile as well as give a broader business update.

LISA

Thank you, Adam. Good morning, everyone.

Today we announced the sale of Stitcher to SiriusXM for $325 million dollars, which represents 4.5 times Stitcher’s 2019 revenue of $73 million dollars. That revenue multiple accounts for the three business lines that Adam described, the largest of which is the advertising rep firm. The Midroll rep firm brings in well over two-thirds of Stitcher’s total revenue.

The sale price includes $265 million dollars of cash upfront as well as $60 million dollars in earnouts based on financial milestones achieved in 2020 and 2021. We developed these financial milestones in concert with SiriusXM, and they were set with the current economic climate in mind. We believe they are highly achievable.

Scripps’ after-tax internal rate of return based on the full purchase price of $325 million dollars falls in the mid-20-percent range. In addition, as cash-on-cash investors, we were very pleased to have more than doubled the value of our investment, which includes the $59 million dollar purchase prices for Midroll and Stitcher and the business losses over the past five years.

Stitcher’s annual losses were in the high-teens millions of dollars, so we expect to see improvement in both National Media division segment profit and in company EBITDA. Consistent with our approach on our first-quarter earnings call, we will not be giving guidance on these numbers due to the pandemic-related economic uncertainty.

The transaction agreement includes the move of all Stitcher employees to SiriusXM, and we expect it to close in the third quarter, pending Hart-Scott-Rodino clearance.

Now I’d like to discuss the impact of our selling both Stitcher and WPIX on our taxes, our financial reporting, our leverage ratio and our outstanding debt.

Our cash tax payments for 2020 are expected to be about $24 million dollars after taking into consideration the gain on each of these sales. The majority of this is expected to be paid in the fourth quarter, with the balance due in the first quarter of 2021 depending on timing of the closing of the PIX sale. We expect that to close in the fourth quarter.

For Stitcher alone, our estimated tax liability is about $70 million dollars, assuming the full earnout is achieved. For WPIX, our estimated tax liability is around $4 million dollars. But, we have approximately $190 million dollars of net operating loss carryforwards to offset about $40 million dollars of tax liabilities this year.

Beginning with our second-quarter earnings release in August, we will report the Stitcher business as discontinued operations and will provide historical results for the National Media division without Stitcher’s results. For WPIX, also beginning with the second quarter, we’ll keep the station results in our continuing results but back out WPIX in our existing adjusted combined tables. We hope those presentations give you more meaningful year-over-year comparisons for our financial results.

As Adam said, the sale of Stitcher was driven by our desire to realize value from our businesses for the benefit of the company as a whole, the Stitcher business and for our shareholders. At the same time, the resulting increase in company EBITDA means we are improving our liquidity and also our leverage ratio.

The sale of WPIX will improve our debt profile as well. As many of you know, when WPIX joined our company, it was only very modestly profitable. So removing WPIX will improve the Local Media segment’s margin.

With the proceeds from the sales of Stitcher and WPIX, we will reduce our net leverage ratio by nearly a full turn.

On June 30th, our net debt was $1.9 billion dollars. As you know, paying down our debt is our highest priority once the economy improves. As the year unfolds and the current economic situation becomes more clear, we expect to be paying down debt with cash from the sale of Stitcher, from political ad revenue and from the sale of PIX.

Finally, with all the uncertainty in the current economic climate I thought we would take the opportunity to give you an update on our overall business. I’ll touch on core local advertising, political advertising, MVPD negotiations and our national media business performance.

During the second quarter, core advertising in Local Media unfolded as we expected. May ad revenue improved from April, and June improved from May. We are in line with the expectations we shared on our May call.

Political advertising surpassed our expectations for the second quarter. We had expected about $9 million dollars of political ad revenue and came in at more than $13 million dollars. Bookings for the third quarter are very robust, and we now expect to bring in north of $200 million dollars for the year.

Turning to MVPD negotiations, as Adam just shared, we recently completed the second of our three key distributor negotiations for this year. We now have just 10 percent of our household renewals to complete. We continue to be pleased with the results of these negotiations and the value we are realizing because of the investments we made in our station portfolio last year.

Finally, the businesses in our National Media division exceeded our expectations for the second quarter, with the division’s overall revenue coming in about flat for the quarter on a year-over-year basis, including the results from Stitcher for both periods. That’s a pretty impressive performance given the advertising downturn, and we can attribute a good portion of those results to the strength of ad spending and rates at the Katz networks.

And now, operator, we are ready for questions.